EXHIBIT 99.1

Emclaire Financial Corp Reports Quarterly Earnings

EMLENTON, Pa., April 21, 2015 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $756,000, or $0.42 per common share, for the three months ended March 31, 2015, compared to $816,000, or $0.46 per common share, for the same period in 2014. The results for the 2014 period included securities gains of $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million Federal Home Loan Bank long term advance and associated securities gains were used to offset the impact of a $550,000 prepayment penalty associated with the early retirement of the advance. Excluding the non-recurring security gains, prepayment penalty and the related income tax impact, results in the first quarter of 2015 were favorable with consolidated net income available to common stockholders of $756,000 compared to $745,000 for the same period in 2014.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "We are pleased to report positive core earnings and balance sheet growth for the first quarter of 2015. We continue to experience solid deposit growth, including growth at our two newest offices. Efforts in the upcoming quarters will be focused on the continued expansion of our loan portfolio, the implementation of strategies aimed at enhancing revenue, and the management of operating expenses. With solid capital levels, we remain positioned for sustainable franchise growth."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $60,000, or 7.4%, to $756,000 or $0.42 per common share for the three months ended March 31, 2015, compared to $816,000 or $0.46 per common share for the same period last year. The decrease primarily resulted from a decrease in noninterest income of $660,000 and an increase in the provision for loan losses of $6,000, partially offset by an increase in net interest income of $302,000 and decreases in noninterest expense and the provision for income taxes of $258,000 and $46,000, respectively.

Net interest income increased $302,000, or 7.5%, to $4.3 million for the quarter ended March 31, 2015 from $4.0 million for the same period in 2014. The increase in net interest income resulted from an increase in interest income of $289,000, or 6.1%, as the Corporation experienced increases in the average balance of loans and investments between the quarterly periods. Additionally, interest expense decreased $13,000, or 1.8%, as the Corporation's cost of funds decreased 8 basis points to 0.56% for the first quarter of 2015 from 0.64% for the same quarter in 2014. The Corporation improved its non-time deposit ratio to 76.6% at March 31, 2015 from 75.9% at March 31, 2014, resulting in an overall reduction in deposit costs.

Noninterest income decreased $660,000, or 45.9%, to $779,000 for the quarter ended March 31, 2015 from $1.4 million for the same quarter in 2014. The decrease resulted from a $658,000 decrease in net gains on the sale of securities. During the quarter ended March 31, 2014, the Corporation realized securities gains of $658,000 related to a balance sheet management strategy whereby securities were sold to prepay a $5.0 million FHLB long term advance and associated securities gains were used to offset the impact of prepayment penalties associated with the early retirement of the advance.   Excluding the net gains on securities, noninterest income remained nearly unchanged at $1.4 million for both periods.

Noninterest expense decreased $258,000, or 6.1%, to $4.0 million for the quarter ended March 31, 2015 from $4.2 million for the same period in 2014.   The decrease primarily related to a decrease in other noninterest expense of $491,000, primarily related to the $550,000 prepayment penalty assessed on the aforementioned early retirement of debt during the first quarter of 2014. Partially offsetting the decrease in noninterest expense were increases in compensation and benefits, premises and equipment expense and professional fees of $126,000, $68,000 and $38,000, respectively. Noninterest expense for the first quarter of 2015 included $39,000 related to the Bank's new branch office in Cranberry Township, Pennsylvania, which opened in May 2014.

The provision for income taxes decreased $46,000, or 21.2%, to $171,000 for the quarter ended March 31, 2015 from $217,000 for the same period in 2014. This decrease related to a decrease in the Corporation's effective tax rate to 18.0% for 2015 from 20.5% in 2014.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $8.3 million, or 1.4%, to $590.3 million at March 31, 2015 from $581.9 million at December 31, 2014. Asset growth was driven by increases in cash and equivalents and securities of $10.4 million and $1.7 million, respectively, which was funded by a $14.2 million increase in customer deposits. This deposit increase, along with a $3.5 million decrease in loans receivable, also funded a $3.5 million decrease in short-term borrowed funds.

Total nonperforming assets were $7.7 million, or 1.31% of total assets, at March 31, 2015 compared to $7.1 million, or 1.21% of total assets, at December 31, 2014. This $659,000, or 9.3% increase in nonperforming assets was primarily due to a $545,000 loan relationship being placed on nonaccrual status during the quarter ended March 31, 2015.

Stockholders' equity increased $1.1 million, or 2.2%, to $49.1 million at March 31, 2015 from $48.0 million at December 31, 2014. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.3% of total assets. Tangible book value per common share was $22.27 at March 31, 2015, compared to $21.66 at December 31, 2014.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe", "expect", "anticipate", "estimate", "should", "may", "can", "will", "outlook", "project", "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2015	2014

Interest income	$ 5,034	$ 4,745
Interest expense	728	741
Net interest income	4,306	4,004
Provision for loan losses	169	163
Noninterest income	779	1,439
Noninterest expense	3,964	4,222
Income before provision for income taxes	952	1,058
Provision for income taxes	171	217
Net income	781	841
Preferred stock dividends	25	25
Net income available to common stockholders	$ 756	$ 816

Basic and diluted earnings per common share	$0.42	$0.46
Dividends per common share	$0.24	$0.22

Return on average assets (1)	0.54%	0.65%
Return on average equity (1)	6.49%	7.37%
Return on average common equity (1)	7.00%	8.02%
Yield on average interest-earning assets	3.86%	4.08%
Cost of average interest-bearing liabilities	0.72%	0.82%
Cost of funds	0.56%	0.64%
Net interest margin	3.32%	3.47%
Efficiency ratio	74.35%	83.91%
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(1) Returns are annualized for the three month periods ended March 31, 2015 and 2014.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2015	12/31/2014

Total assets	$ 590,252	$ 581,909
Cash and equivalents	22,274	11,856
Securities	151,553	149,861
Loans, net	376,179	379,648
Deposits	516,024	501,819
Borrowed funds	18,000	21,500
Common stockholders' equity	44,061	42,990
Stockholders' equity	49,061	47,990

Book value per common share	$24.72	$24.14
Tangible book value per common share	$22.27	$21.66

Net loans to deposits	72.90%	75.65%
Allowance for loan losses to total loans	1.40%	1.36%
Nonperforming assets to total assets	1.31%	1.21%
Earning assets to total assets	94.01%	94.11%
Stockholders' equity to total assets	8.31%	8.25%
Shares of common stock outstanding	1,782,358	1,780,658
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (844) 800-2193
         Email: investor.relations@farmersnb.com